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                                                                     Exhibit 4.1




[UBS LOGO]

        Articles of Association
        UBS AG


1 November 2000
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CONTENTS



                  SECTION 1
Page 4 Name, registered office, business object and duration of the Corporation

                  SECTION 2
Page 5            Share capital

                  SECTION 3
                  Corporate bodies
Page 9            A. General Meeting of Shareholders
Page 13           B. Board of Directors
Page 17           C. Group Executive Board
Page 18           D. Statutory and Group Auditors

                  SECTION 4
Page 19           Financial statements and distribution of profit, reserves

                  SECTION 5
Page 20           Notices and jurisdiction

                  SECTION 6
Page 21           Non-cash considerations and contribution in kind


                                                                               3
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SECTION 1
NAME, REGISTERED OFFICE, BUSINESS
OBJECT AND DURATION OF THE CORPORATION



                      ARTICLE 1
NAME AND              A corporation limited by shares under the name of
REGISTERED OFFICE     UBS AG/UBS SA/UBS Ltd. is established with a registered
                      office in Zurich and Basel.

                      ARTICLE 2
BUSINESS OBJECT       1
                      The purpose of the Corporation is the operation of a bank.
                      Its scope of operations extends to all types of banking,
                      financial, advisory, trading and service activities in
                      Switzerland and abroad.
                      2
                      The Corporation may establish branches and representative
                      offices as well as banks, finance companies and other
                      enterprises of any kind in Switzerland and abroad, hold
                      equity interests in these companies, and conduct their
                      management.
                      3
                      The Corporation is authorized to acquire, mortgage and sell real estate and building rights in Switzerland and abroad.

DURATION              ARTICLE 3
                      The duration of the Corporation shall not be limited by time.


4
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SECTION 2
SHARE CAPITAL



                    ARTICLE 4
SHARE CAPITAL       1
                    The share capital of the Corporation is CHF 4,428,931,620
                    (four billion, four hundred and twenty-eight million, nine hundred and thirty-one thousand, six hundred and twenty
                    Swiss francs), divided into 442,893,162 registered shares
                    with a par value of CHF 10 each. The share capital is fully paid up.
                    2
                    Registered shares may be converted into bearer shares and bearer shares into registered shares by resolution of the General Meeting of Shareholders; the Corporation may issue certificates representing multiples of shares.

                    ARTICLE 4a
CONDITIONAL         1
CAPITAL             Warrants related to the 1996 optional dividend of the
                    former Swiss Bank Corporation

                    The share capital will be increased, under exclusion of shareholders' preemptive rights, by a maximum of CHF 8,885,240, corresponding to 888,524 registered shares of CHF 10 par value each (which must be fully paid up) through the exercise of warrants issued in connection with the 1996 optional dividend of the former Swiss Bank Corporation.

                    The subscription ratio, time limits and further details were determined by the Board of Directors of the former Swiss Bank Corporation.

                    The purchase of shares through the exercise of option rights, as well as any subsequent transfer of the shares, are subject to the registration restrictions set out in Art. 5 of these Articles of Association.
                    2
                    Employee stock ownership plan of the former Swiss Bank Corporation
                    The share capital will be increased, under exclusion of shareholders' preemptive rights, by a maximum of CHF 2,532,620, corresponding to a maximum of 253,262 registered shares of


                                                                               5
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                    CHF 10 par value each (which must be fully paid up) through the exercise of subscription rights granted to employees of the former Swiss Bank Corporation as a means of participation in the Corporation.

                    The purchase of the shares through the exercise of subscription rights within the framework of the employee stock ownership plan, and any subsequent transfer of the shares, are subject to the registration restrictions set out in Art. 5 of these Articles of Association.
                    3
                    Employee stock ownership plan of Paine Webber Group Inc., New York ("PaineWebber")
                    The share capital will be increased, under exclusion of shareholders' preemptive rights, by a maximum of CHF 170 million, corresponding to a maximum of 17 million registered shares of CHF 10 par value each (which must be fully paid up) through the exercise of option rights granted to employees of PaineWebber, which were rolled over according to the merger agreement of 12 July 2000. The subscription ratio, time limits and further details were determined by PaineWebber and taken over by UBS AG. The purchase of shares through the exercise of option rights as well as any subsequent transfer of the shares are subject to the registration restrictions set out in Article 5 of these Articles of Association.

                    ARTICLE 4b
AUTHORIZED          1
CAPITAL             In connection with the acquisition of PaineWebber, the Board of Directors shall increase the share capital, under exclusion of shareholders' preemptive rights, by a maximum of CHF 260 million, corresponding to a maximum of 26 million registered shares of CHF 10 par value each (which must be fully paid up). The Authorized Capital can be utilized until 30 June 2001, in part or in whole and on one or more dates.
                    The exchange ratio has been fixed in the merger agreement.
                    The Board of Directors will fix the issue price of the new shares. The new shares will carry dividends from the 4th quarter 2000. They are subject to the registration restrictions set out in Article 5 of the Articles of Association.


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                    2
                    The Board of Directors may issue additional portions of the Authorized Capital, as approved under paragraph 1, within three months after the consummation of the merger. These shares will be used to meet delivery obligations vis-a-vis third parties resulting from transactions during the completion of the merger. Shareholders' preemptive rights are excluded in favour of the underwriter of the new shares who guarantees delivery to the rightful third parties.

                    ARTICLE 5
SHARE REGISTER      1
AND NOMINEES        A share register is maintained for the registered shares, in which owners' and usufructuaries' family and given names are entered, with their complete address and nationality (or
                    registered office for legal entities).
                    2
                    If the mailing address of a shareholder changes, the new
                    address must be communicated to the Corporation. As long as this has not been done, all written communications will be sent to the address entered in the share register, this
                    being valid according to the requirements of the law.
                    3
                    Those who acquire registered shares shall be entered in the share register as shareholders with voting rights if they
                    expressly declare that they acquired these registered shares in their own names and for their own account. If the party acquiring the shares is not prepared to provide such a
                    declaration, the Board of Directors may refuse to allow the shares to be entered with voting rights.
                    4
                    The restriction on registration under paragraph 3 above also applies to shares acquired by the exercise of preemptive,
                    option or conversion rights.
                    5
                    The Board of Directors is authorized, after hearing the position of the registered shareholder or nominee affected, to strike the entry of a shareholder with voting rights from


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                    the share register retroactively with effect to the date of the entry, if it was obtained under false pretences. The party affected must be informed of the action immediately.

                    6

                    The Board of Directors formulates general principles relating to the registration of fiduciaries/nominees and issues the necessary regulations to ensure compliance with the above provisions.

                    ARTICLE 6
DEFERRED            1
PRINTING OF         In the case of registered shares, the Corporation may elect
SHARES              not to print and deliver certificates. However, shareholders may at any time request the Corporation to print and
                    deliver certificates free of charge. Particulars are set
                    forth in regulations issued by the Board of Directors.
                    2
                    Uncertificated registered shares may only be transferred by the assignment of all appurtenant rights. The assignment must be reported to the Corporation to be valid. If uncertificated registered shares are held in a custody or portfolio account at a bank, they may only be transferred with the cooperation of that bank. Furthermore, they may only be pledged in favour of that bank, in which case notifying the Corporation is not necessary.

                    ARTICLE 7
EXERCISE OF RIGHTS  1
                    Shares are indivisible. The Corporation recognizes only one representative per share.
                    2
                    Voting rights and associated rights may only be exercised in relation to the Corporation by a party entered in the share register as having the right to vote.


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SECTION 3
CORPORATE BODIES
A. GENERAL MEETING OF SHAREHOLDERS


                    ARTICLE 8
AUTHORITY           The General Meeting of Shareholders is the Corporation's
                    supreme corporate body.

                    ARTICLE 9
TYPES OF GENERAL    The Annual General Meeting takes place every year within
MEETINGS            six months after the close of the financial year; the annual
a. ANNUAL GEN-      report and the report of the Auditors must be available for
   ERAL MEETING     inspection by shareholders at the Corporation's registered offices at least twenty days before the meeting.

                    ARTICLE 10
B. EXTRAORDINARY    1
   GENERAL          Extraordinary General Meetings are convened whenever the
   MEETINGS         Board of Directors or the Auditors consider it necessary.
                    2
                    Such a meeting must also be convened if demanded by a resolution of the shareholders in General Meeting or by a written request from one or more shareholders, representing together at least one tenth of the share capital, specifying the items to be included on the agenda and the proposals to be put forward.

                    ARTICLE 11
CONVENING           1
                    The General Meeting shall be called by the Board of Direc-
                    tors, or if need be by the Statutory Auditors, at least
                    twenty days before the meeting is to take place. The
                    meeting is called by publishing a single notice in the
                    publication of record designated by the Corporation. An
                    invitation will be sent to all shareholders registered.
                    2
                    The notice to convene the General Meeting shall specify the agenda with the proposals of the Board of Directors and proposals from shareholders, and in the event of elections the names of the proposed candidates.


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                    ARTICLE 12
PLACING OF ITEMS    1
ON THE AGENDA       Shareholders representing shares with an aggregate par value of one million Swiss francs may submit proposals for matters to be placed on the agenda for consideration by the General
                    Meeting, provided that their proposals are submitted in
                    writing within the deadline published by the Corporation and include the actual motion(s) to be put forward.
                    2
                    No resolutions may be passed concerning matters which have not been duly placed on the agenda, except on a motion put forward at the General Meeting to call an Extraordinary
                    General Meeting or a motion for a special audit to be carried out.

                    ARTICLE 13
CHAIRMANSHIP,       1
TELLERS, MINUTES    The Chairman of the Board of Directors or, if the Chairman
                    cannot attend, a Vice Chairman or another member desig-
                    nated by the Board of Directors, shall preside over the Gen-
                    eral Meeting and appoint a secretary and the necessary
                    tellers.
                    2
                    Minutes are kept of the proceedings and must be signed by the presiding Officer and the Secretary.

                    ARTICLE 14
SHAREHOLDER         1
PROXIES             The Board of Directors issues procedural rules for
                    participation and representation of shareholders at the
                    General Meeting.
                    2
                    A shareholder may only be represented at the General
                    Meeting by his or her legal representative or under a
                    written power of attorney by another shareholder eligible
                    to vote, by a corporate proxy, by the independent proxy
                    or by a custodial proxy.
                    3
                    The presiding Officer decides whether to recognize the power of attorney.


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                    ARTICLE 15
VOTING RIGHT        Each share conveys the right to cast one vote.

                    ARTICLE 16
RESOLUTIONS,        1
ELECTIONS           Resolutions and elections are decided at the General Meeting by an absolute majority of the votes cast, excluding blank and invalid ballots, subject to the compulsory provisions of the law.
                    2
                    A resolution to change Art. 18 of these Articles of
                    Association, to remove one fourth or more of the members of the Board of Directors, or to delete or modify Art. 16
                    paragraph 2 of these Articles of Association, must receive at least two thirds of the votes represented.
                    3
                    Voting on resolutions and elections shall take place with a show of hands, but a written ballot shall be adopted if
                    requested by at least 3% of the votes represented or if the presiding Officer so orders. A written ballot or election
                    may also be conducted electronically.
                    4
                    In the case of written ballots, the presiding Officer may
                    rule that only the ballots of those shareholders shall be
                    collected who choose to abstain or to cast a negative vote, and that all other shares represented at the General Meeting at the time of the vote shall be counted in favour, in order to expedite the counting of the votes.
                    5
                    The presiding Officer may order a vote by show of hands to be repeated in a written ballot if he feels there is any doubt regarding the results. In this case the show of hands vote is deemed not to have taken place.


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                  ARTICLE 17
POWERS            The General Meeting has the following powers:
                  a)  To establish and amend the Articles of Association
                  b) To elect the members of the Board of Directors, the Statutory Auditors and the Group Auditors
                  c) To approve the annual report and the consolidated financial statements
                  d) To approve the annual accounts and to decide upon the appropriation of the net profit shown in the balance sheet
                  e) To give the members of the Board of Directors and of the Group Executive Board a discharge concerning their administration
                  f) To take decisions on all matters reserved to the General Meeting by law or by the Articles of Association, or which are placed before it by the Board of Directors.


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CORPORATE BODIES
B. BOARD OF DIRECTORS

                    ARTICLE 18
NUMBER OF BOARD     The Board of Directors shall consist of at least six and no
MEMBERS             more than twelve members.

                    ARTICLE 19
TERM OF OFFICE      1

                    The term of office for members of the Board of Directors is four years, with the interval between two Annual General Meetings being deemed a year for this purpose. The initial term of office for each Director shall be fixed in such a way as to assure that about one fourth of all the members have to be newly elected or re-elected every year.
                    2
                    New Directors elected to replace members who vacate their office before completion of their term shall serve for the remainder of the term of the Directors they are replacing. Members whose term of office has expired are immediately eligible for re-election.

                    ARTICLE 20
ORGANIZATION,       1
CHAIRMAN'S OFFICE   The Board of Directors shall elect a Chairman's Office from among its members. It shall be composed of the Chairman and at least one Vice Chairman.
                    2
                    The Board of Directors shall appoint its secretary, who need not be a member of the Board.

                    ARTICLE 21
CONVENING,          1
PARTICIPATION       The Chairman shall convene the Board of Directors as often as business requires, but at least six times a year.
                    2
                    The Board of Directors shall also be convened if one of its members or the Group Executive Board submits a written request to the Chairman's Office to hold such a meeting.


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                    ARTICLE 22
DECISIONS           1
                    Decisions of the Board of Directors are taken by an
                    absolute majority of the votes cast. In case of a tie, the presiding Officer shall cast the deciding vote.
                    2
                    The number of members who must be present to constitute a quorum, and the modalities for the passing of resolutions shall be laid down by the Board of Directors in the Organization Regulations. No such quorum is required for decisions confirming and amending resolutions relating to capital increases.

                    ARTICLE 23
DUTIES AND          1
POWERS              The Board of Directors has responsibility for the ultimate direction of the Corporation and the supervision and control of its executive management.
                    2
                    The Board of Directors may also take decisions on all matters which are not expressly reserved to the shareholders in General Meeting or to another corporate body by law or by the Articles of Association.

                    ARTICLE 24
ULTIMATE            The ultimate direction of the Corporation comprises in
DIRECTION OF THE    particular:
CORPORATION         a) Preparing of and deciding on proposals to be placed
                       before the General Meeting
                    b) Issuing the regulations necessary for the conduct of
                       business and for the delineation of authority, in particular the Organization Regulations and the regulations governing the Group Internal Audit
                    c) Laying down the principles for the accounting, financial and risk controls and financial planning, in particular the allocation of equity resources and risk capital for business operations


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                    d) Decisions on Group strategy and other matters reserved
                       to the Board of Directors under the Organization Regula-tions
                    e) Appointment and removal of the President (Group Chief
                       Executive Officer) and the members of the Group Executive Board, the members of the Group Managing
                       Board and the head of Group Internal Audit
                    f) Decisions on increasing the share capital, to the
                       extent this falls within the authority of the Board of Directors (Art. 651 paragraph 4 of the Swiss Code of Obligations), on the report concerning an increase in capital (Art. 652e of the Swiss Code of Obligations) and on the ascertainment of capital increases and the corresponding amendments to the Articles of Association.

                    ARTICLE 25
SUPERVISION,        Supervision and control of the business management comprises
CONTROL             in particular the following:
                    a) Review of the annual report, consolidated and parent
                       company financial statements as well as quarterly and half-year financial statements
                    b) Acceptance of regular reports covering the course of
                       business and the position of the Group, the status and development of country, counter-party and market risks and the extent to which equity and risk capital are tied up due to business operations
                    c) Consideration of reports prepared by the Statutory
                       and Group Auditors concerning the annual financial statements.

                    ARTICLE 26
DELEGATION,         The Board of Directors may delegate part of its authority to
ORGANIZATION        one or more of its members subject to Arts. 24 and 25. The
REGULATIONS         allocation of authority and functions shall be defined in
                    the Organization Regulations.


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                    ARTICLE 27
SIGNATURES,         1
SEAL, EXCEPTIONAL   In accordance with the Articles of Association the company's
MEASURES            external representation and the manner and form of
                    signature shall be defined in the Organization
                    Regulations.
                    2
                    Signing in the name of the company requires two authorized signatures to be binding. Forms and other written documents produced in large quantities in the course of daily business may be distributed with only one or without signature. Such exceptions to the joint signature principle shall be made
                    known in a suitable fashion.
                    3
                    The Board of Directors and those authorized by it to sign
                    on behalf of the Corporation may empower individual
                    persons to execute specific business and legal
                    transactions.
                    4
                    For countries in which law or custom prescribes the use
                    of seals on important or formal documents, a seal may be
                    added to the signature. The Board of Directors shall
                    designate such seals and issue regulations for their
                    use.
                    5
                    To safeguard important interests of the Bank, the Board of Directors, or persons acting on the Board's instructions, may take exceptional measures in emergency situations arising as a result of extraordinary political developments.

                    ARTICLE 28
REMUNERATION        The Board of Directors shall determine the remuneration
                    of its members.


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CORPORATE BODIES
C. GROUP EXECUTIVE BOARD

                    ARTICLE 29
ORGANIZATION        The Group Executive Board is composed of the Group Chief
                    Executive Officer, the Chief Financial Officer and at least three other members with important group functions.

                    ARTICLE 30
FUNCTIONS,          1
AUTHORITIES         The Group Executive Board is responsible for the management of the Group. It is the supreme executive body as defined by the Swiss Federal Law on Banks and Savings Banks. It implements the Group strategy decided by the Board of Directors and ensures the execution of the decisions of the Board of Directors and the Chairman's Office. It is responsible for the Group's results.

                    2
                    The Group Executive Board has the following principal responsibilities:

                    a) Preparing and proposing Group strategy and the funda-
                       mental policy decisions necessary for their
                       implementation, the Organization Regulations and the basic organizational structure of the Group
                    b) Exercising such functions and authorities as shall be
                       assigned to it by the Organization Regulations
                    c) Regularly informing the Board of Directors, as prescribed by Art. 25, item b of these Articles of Association, and submitting the documents in accordance with Art. 25, items a and c of these Articles of Association
                    3
                    The functions and authorities of the Group Executive Board and other management units designated by the Board of Directors are to be defined by the Organization Regulations.


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CORPORATE BODIES
D. STATUTORY AND GROUP AUDITORS

                    ARTICLE 31
TERM OF OFFICE,     1
AUTHORITY AND       An auditing company is to be appointed as Statutory and
DUTIES              Group Auditors.
                    2
                    The shareholders in General Meeting shall elect the
                    Statutory and Group Auditors for a term of one year. The
                    rights and duties of the Statutory and Group Auditors are
                    determined by the provisions of the law.
                    3
                    The General Meeting may appoint Special Auditors for a term of three years, who provide the attestations required for capital increases.


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SECTION 4
FINANCIAL STATEMENTS AND
APPROPRIATION OF PROFIT, RESERVES


                    ARTICLE 32
FINANCIAL YEAR      The consolidated and parent company financial accounts are closed on December 31 of each year.

                    ARTICLE 33
APPROPRIATION OF    1
DISPOSABLE PROFIT   At least 5% of the profit for the year is allocated to the general statutory reserve until such time as said reserve
                    amounts to 20% of the share capital.
                    2
                    The remaining profit is, subject to the provisions of the Swiss Code of Obligations and of the Federal Banking law, at the disposal of the shareholders in General Meeting who may also use it for the formation of free or special reserves.

                    ARTICLE 34
RESERVES The shareholders in General Meeting determine the utilization of the general reserve in accordance with the legal provisions acting upon the recommendations of the Board of Directors.


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SECTION 5
NOTICES AND JURISDICTION


                    ARTICLE 35
OFFICIAL PUBLICA-   Public notices appear in the Swiss official commercial
TION MEDIA          gazette (in French <<Feuille Officielle Suisse du
                    Commerce>>, or German <<Schweizerisches Handelsamtsblatt>>).
                    The Board of Directors may designate other publications as well.

                    ARTICLE 36
JURISDICTION        Jurisdiction for any disputes arising out of the corporate relationship shall be at both the registered offices of the Corporation, with the exception of legal actions in connection with the contestation or nullity of decisions of the shareholders' meeting or the nullity of Board of Directors' decisions, where jurisdiction shall exclusively be with the courts of Zurich.


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SECTION 6
NON-CASH CONSIDERATIONS
AND CONTRIBUTION IN KIND


                    ARTICLE 37
NON-CASH            1
CONSIDERATIONS      The Corporation acquires Schweizerische Bankgesellschaft
                    (SBG) in Zurich by merger through the capital increase of
                    April 30/May 19, 1998. Assets of CHF 426,820,619,609.52
                    and liabilities of CHF 408,302,595,203.66 pursuant to the
                    merger balance sheet of September 30, 1997 shall be
                    transferred by universal succession to the Corporation; the amount of the capital increase has been paid in accordance with the merger agreement. The shareholders of the company acquired receive 128,750,000 fully paid-up registered shares of the acquiring company each with a par value of CHF 20.
                    2
                    The Corporation acquires Schweizerischer Bankverein (SBV) in Basel by merger through the capital increase of April
                    29/May 18, 1998. Assets of CHF 352,252,889,332.69 and
                    liabilities of CHF 338,770,039,294.46 pursuant to the merger balance sheet of September 30, 1997 shall be transferred by universal succession to the Corporation; the amount of the capital increase has been paid in accordance with the merger agreement. The shareholders of the company acquired receive 85,623,491 fully paid-up registered shares of the acquiring company each with a par value of CHF 20.


                    ARTICLE 38
CONTRIBUTION        The Corporation, in connection with the capital increase of
IN KIND             1 November 2000, is acquiring the totality of the shares of
                    Paine Webber Group Inc. (New York, N.Y., USA) from existing shareholders of this listed company through the Corporation's wholly owned subsidiary UBS Americas Inc.
                    (Wilmington, Delaware, USA) by way of a triangular merger under the laws of the State of Delaware (USA). Under the terms of the merger agreement of 12 July 2000, the total consideration for these shares will take the form of a cash component of not more than USD 6,350,000,000 plus a share component of not more than 42,800,000 shares of UBS AG, i.e. (assuming an exchange rate of CHF/USD 1.80 and a price of CHF 250 per UBS share)


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                    CHF 22,130,000,000, and of not less than USD 5,520,000,000 plus not less than 37,150,000 shares of UBS AG, i.e. (based on the foregoing assumptions) CHF 19,223,500,000, this including the 12,000,000 shares resulting from the capital increase of 1 November 2000.


                    UBS AG
                    For the Board of Directors:

                    Alex Krauer                   Alberto Togni
                    Chairman                      Vice Chairman


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[UBS LOGO]



UBS AG
Board of Directors
P.O. Box, CH-8098 Zurich